KPMG LLP
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Consent of Independent Registered Public Accounting Firm

The Board of Directors

Nomad Royalty Company Ltd.

We consent to the use of our report dated March 30, 2021, on the consolidated financial statements of Nomad Royalty Company Ltd., which comprise the consolidated balance sheet as of December 31, 2019, the related consolidated statement of income and comprehensive income, cash flows and changes in equity for the year ended December 31, 2019, and the related notes, which is incorporated by reference herein and to the reference to our firm under the heading "Experts" in the prospectus included in the Registration Statement on Form F-3 dated November 9, 2021 of Nomad Royalty Company Ltd.

/s/ KPMG

Chartered Professional Accountants, Licensed Public Accountants
November 9, 2021
Toronto, Canada